Exhibit 10.2

THE SECURITY REPRESENTED HEREBY HAS NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED, OR REGISTERED OR QUALIFIED UNDER ANY APPLICABLE STATE SECURITIES LAW AND MAY NOT BE SOLD, TRANSFERRED, PLEDGED, HYPOTHECATED OR OTHERWISE ASSIGNED EXCEPT IN COMPLIANCE WITH, OR PURSUANT TO AN EXEMPTION FROM, THE REGISTRATION REQUIREMENTS OF SUCH ACT AND THE REGISTRATION OR QUALIFICATION REQUIREMENTS OF SUCH STATE SECURITIES LAWS.

FORM OF UNSECURED PROMISSORY NOTE

July 17, 2026	$3,500,000.00

Gravitas Collective Corp., a Delaware corporation (“Buyer”) and Gravitas Life Sciences, LLC, a Delaware limited liability company (as successor-in-interest to Gravitas Life Sciences, Inc.) (together with Buyer, the “Makers” and, each, a “Maker”), hereby jointly and severally promise to pay to Canton Strategic Holdings, Inc., a Delaware corporation (the “Holder”), the principal amount of $3,500,000.00 (as such amount may be reduced pursuant to and in accordance with Sections 3(c) and (d)), together with interest thereon calculated from the date hereof in accordance with the provisions of this Unsecured Promissory Note (this “Note”). All capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed thereto in the Purchase Agreement (as defined below).

1. Purchase Agreement. This Note is being issued by the Makers to the Holder pursuant to the terms of that certain Securities Purchase Agreement, dated as of July 17, 2026 (as amended or otherwise modified from time to time, the “Purchase Agreement”), by and between Buyer and the Holder. This Note is the “Seller Note” referred to in the Purchase Agreement.

2. Interest. Except as provided below, interest under this Note shall accrue at the rate of fifteen percent (15.00%) per annum, compounding semi-annually (the “PIK Interest Rate”). Interest shall accrue as payment-in-kind (“PIK”) interest and shall not be payable in cash on a current basis. On the last day of each successive six (6) month period commencing on the date hereof (each, an “Interest Capitalization Date”), all interest that has accrued on the Outstanding Principal Balance during the preceding six (6) month period shall be automatically capitalized and added to the Outstanding Principal Balance, such that the amount so added shall thereafter itself bear interest at the PIK Interest Rate. For the avoidance of doubt, after each Interest Capitalization Date, the Outstanding Principal Balance shall be increased by the amount of interest capitalized on such date, and interest shall thereafter compound on such increased Outstanding Principal Balance. For purposes of this Note, “Outstanding Principal Balance” means, at any given time, the original principal amount of this Note, as increased from time to time by the capitalization of PIK Interest pursuant to this Section 2. Interest shall be calculated on the basis of a 365-day year (or 366-day year in the case of a leap year) and actual days elapsed. Upon and during the continuance of an Event of Default, the Outstanding Principal Balance and all Accrued PIK Interest shall bear additional interest at a rate equal to three and one-half percent (3.5%) per annum above the PIK Interest Rate (the “Default Rate”), which shall also accrue as PIK interest in accordance with this Section 2 unless Holder, in its sole discretion, demands cash payment.

3. Payment of Principal and Interest on Note.

(a) Principal Payments. The Outstanding Principal Balance, together with all accrued and unpaid interest thereon shall be due and payable on July 17, 2029 (the “Maturity Date”).

(b) Right of Offset. The Holder hereby acknowledges the rights to offset against this Note, and any amount payable hereunder, in accordance with Section 5.7 of the Purchase Agreement, the terms of which are incorporated herein mutatis mutandis.

(c) Optional Prepayments. The Makers may, at any time and from time to time without premium or penalty, prepay all or any portion of the Outstanding Principal Balance, together with all accrued and unpaid interest thereon.

(d) Mandatory Prepayments. (i) The Makers shall, upon the consummation of any bona fide equity, equity-linked or debt financing transaction or series of transactions, or any combination thereof (including any issuance, sale or placement of capital securities, convertible securities, preferred equity, warrants, notes, bonds, debentures, loans, credit facilities or other indebtedness for borrowed money) consummated following the date hereof and prior to the Maturity Date (each an “Financing”), use at least 25% of the Net Proceeds of such Financing to, without premium or penalty, prepay or cause to be prepaid, substantially concurrently with the closing of such Financing (or such later date that Net Proceeds are paid to a Maker or its equityholders), all or a portion of the Outstanding Principal Balance, together with all accrued and unpaid interest thereon. (ii) The Makers shall, upon the consummation of any Pubco Transaction which does not constitute a Change of Control (or which does constitute a Change of Control but the associated Event of Default under Section 8(b)(iv) is waived by the Holder), in each case, following the date hereof and prior to the Maturity Date, without premium or penalty, prepay or cause to be prepaid, substantially concurrently with the closing of such Pubco Transaction, the lesser of (A) $1,000,000 of the Outstanding Principal Balance and (B) the Outstanding Principal Balance (inclusive of all accrued and unpaid interest); provided, however, in the event the (I) combined company following any such Pubco Transaction has less than $1,000,000 unrestricted cash and (II) such Pubco Transaction results in less than $1,000,000 of cash Net Proceeds, the Makers shall instead prepay, without premium or penalty, an amount of the Outstanding Principal Balance equal to the lesser of (A) the Net Proceeds payable in such Pubco Transaction (or if greater, 50% of the combined company’s unrestricted cash) and (B) the Outstanding Principal Balance (inclusive of all accrued and unpaid interest). For purposes of this Note, (1) “Pubco Transaction” means (a) the sale, lease, exclusive license, transfer, conveyance or other disposition (in one transaction or a series of related transactions) by a Person whose equity securities are listed on a national securities exchange or otherwise publicly traded (a “Pubco”) of all or substantially all of the assets of either Maker or their respective subsidiaries, taken as a whole or (b) any business combination transaction or series of related transactions (including by way of merger, consolidation, recapitalization, tender offer, exchange offer, reorganization or sale of securities) between a Maker and a Pubco (including any public offering transaction that results in a Maker becoming a Pubco), and (2) “Net Proceeds” means, with respect to any Financing or Pubco Transaction, the gross cash proceeds actually received by the Makers or their direct or indirect equity holders therefrom (regardless of whether the purpose of such proceeds are to be used for working capital, to provide liquidity to a Maker’s equityholders or otherwise, and whether payable at the closing of or following the consummation of such Financing or Pubco Transaction), less (i) reasonable and documented out-of-pocket transaction costs, fees, commissions, and expenses actually incurred and paid by the Makers in connection with such Financing, and (ii) taxes paid or reasonably and in good faith estimated to be payable in connection with such Financing or Pubco Transaction.

(e) Application of Payments. All payments under this Note (including, for the avoidance of doubt, any amounts offset pursuant to Section 3(b), any optional prepayments pursuant to Section 3(c), and any mandatory prepayments pursuant to Section 3(d)) shall be applied (i) first, to the payment of any fees or charges outstanding hereunder, (ii) second, to accrued interest, and (iii) third, to the payment of the Outstanding Principal Balance.

(f) Rescission of Payments. If at any time any payment made by the Maker under this Note is rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, or reorganization of the Maker or otherwise, the Maker’s obligation to make such payment shall be reinstated as though such payment had not been made.

4. Amendment and Waiver. The Makers and the Holder agree that no change, waiver, modification, or amendment of this Note shall be effective without the prior written approval of the Makers and the Holder.

5. Definitions. For purposes of this Note:

(a) “Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in New York, New York are authorized or required by law to be closed for business.

(b) “Debt” of the Makers means all (i) indebtedness for borrowed money; (ii) obligations for the deferred purchase price of property or services, except trade payables arising in the ordinary course of business; (iii) obligations evidenced by notes, bonds, debentures, or other similar instruments; (iv) obligations in respect of any interest rate swaps, currency exchange agreements, commodity swaps, caps, collar agreements, or similar arrangements entered into by the Makers providing for protection against fluctuations in interest rates, currency exchange rates, or commodity prices, or the exchange of nominal interest obligations, either generally or under specific contingencies; (v) obligations under acceptance facilities and letters of credit; (vi) guaranties, endorsements (other than for collection or deposit in the ordinary course of business), and other contingent obligations to purchase, to provide funds for payment, to supply funds to invest in any Person, or otherwise to assure a creditor against loss, in each case, in respect of indebtedness set out in clauses (i) through (v) of a Person other than the Makers; and (vii) indebtedness set out in clauses (i) through (vi) of any Person other than the Makers secured by any lien on any asset of the Makers, whether or not such indebtedness has been assumed by the Makers.

(c) “Person” means any individual, corporation, limited liability company, trust, joint venture, association, company, limited or general partnership, unincorporated organization, Governmental Authority, or other entity.

6. Assignment and Transfer. The rights and obligations of each of the Makers and the Holder shall be binding upon and benefit the successors and permitted assigns and permitted transferees of the Makers and the Holder; provided, that the Holder shall not sell, assign, pledge, dispose of, or otherwise transfer all or any portion of this Note, or any interest herein, by way or assignment, participation or otherwise, without the prior written consent of the Maker. Notwithstanding any other provision of this Note, the parties intend that this Note be issued in “registered form” within the meaning of Sections 163(f) and 881(c)(2)(B) of the Code. Any transfer by the Holder of an interest in this Note shall be accomplished only through (a) the surrender of this Note to the Makers and (b) either the reissuance by the Makers of this Note to the Holder’s transferee or the issuance by the Makers of one or more substitute notes to the Holder and/or one or more of its transferees, as the case may be.

7. Covenants. Until all amounts outstanding under this Note have been paid in full, each Maker shall:

(a) Maintenance of Existence. (i) Preserve, renew, and maintain in full force and effect its corporate or organizational existence and (ii) take all reasonable action to maintain all rights, privileges, and franchises necessary or desirable in the normal conduct of its business. Notwithstanding the forgoing, the Makers shall be permitted to enter into one or more restructurings or reorganizations, following which the beneficial holders of a Maker’s voting securities immediately following consummation of the transactions contemplated by the Purchase Agreement remain beneficial holders of at least a majority of the voting securities of such Maker or the Person or Persons resulting from such restructuring or reorganization; provided, however, upon any restructuring or reorganization that results in the merger or consolidation of a Maker with or into any other Person, such Maker shall require as a condition to such restructuring or reorganization that the surviving or continuing Person assume all of such Maker’s obligations under this Note.

(b) Notice of Events of Default. As soon as possible and in any event within two (2) Business Days after it becomes aware that an Event of Default has occurred, notify the Holder in writing of the nature and extent of such Event of Default and the action, if any, it has taken or proposes to take with respect to such Event of Default.

(c) Financial Reporting. As soon as available, provide to the Holder all regularly prepared quarterly and annual financial statements of the Makers.

8. Cancellation; Acceleration; Event of Default.

(a) After all principal and accrued interest at any time owed on this Note has been paid in full, this Note shall be surrendered to the Makers for cancellation and shall not be reissued.

(b) If an Event of Default occurs and is continuing beyond applicable cure periods, the unpaid principal amount of this Note together with all accrued and unpaid interest thereon shall become immediately due and payable, automatically and without any action by the Holder, without presentment, demand, protest, diligence, any additional notice whatsoever or other requirements of any kind, all of which are hereby expressly waived by each Maker except as otherwise required by applicable law. For purposes of this Section 8(b), “Event of Default” shall mean any of the following events:

(i) the Makers fail to pay when due and payable any principal, interest or other payment on this Note and such failure continues for ten (10) Business Days.

(ii) an involuntary proceeding is commenced or an involuntary petition is filed in a court of competent jurisdiction seeking (A) relief in respect of a Maker under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law; (B) the appointment of a receiver, trustee, custodian, sequestrator, conservator, or similar official for a Maker or for a substantial part of the property or assets of a Maker; or (C) the winding-up or liquidation of a Maker, and in each such event, the proceeding or petition referred to above shall continue undismissed (and shall not be bonded or discharged) for sixty (60) days or a final order or decree approving or ordering any of the foregoing shall be entered;

(iii) a Maker (A) voluntarily commences any proceeding under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal, state, or foreign bankruptcy, insolvency, receivership, or similar law; (B) consents to the institution of any proceeding or the filing of any petition described in this Section 8(b)(iii); (C) consents to the appointment of a receiver, trustee, custodian, sequestrator, conservator, or similar official for such Maker or for a substantial part of the property or assets of such Maker; or (D) makes a general assignment for the benefit of creditors; or

(iv) a Change of Control shall occur. For purposes of this Note, “Change of Control” means the occurrence of the following: (A) any Person, entity, or “group” (within the meaning of Rules 13d-3 and 13d-5 under the U.S. Securities Exchange Act of 1934) other than the beneficial and record owners of a Maker’s equity securities immediately following consummation of the transactions contemplated by the Purchase Agreement (I) shall have acquired beneficial ownership or control, directly or indirectly, equity interests representing, on a fully diluted basis, 50% or more of the aggregate voting power or the aggregate economic interests represented by the issued and outstanding equity interests of such Maker or (II) shall have obtained the power (whether or not exercised) to elect a majority of the members of the board of directors (or similar governing body) of such Maker or (B) a sale of all or substantially all of the assets such Maker. For the avoidance of doubt, any restructuring or reorganization permitted pursuant to Section 7(a) shall not constitute a Change of Control.

(v) one or more judgments or decrees (A) in an aggregate amount in excess of $25,000,000 or (B) decreeing, requiring or mandating the dissolution or split up of a Maker shall be entered against a Maker and all of such judgments or decrees shall not have been vacated, discharged, or stayed or bonded pending appeal within sixty (60) days from the entry thereof.

(vi) the Makers fail to pay when due any of their Debt (other than Debt arising under this Note), or any interest or premium thereon, when due and such failure continues after the applicable grace period and any extensions thereof, if any, specified in the agreement or instrument relating to such Debt if the aggregate principal amount of such Debt aggregates $25,000,000 or more at any time.

(vii) Buyer fails to observe or perform any material covenant, condition, or agreement contained in this Note or the Purchase Agreement, other than payment when due and payable of principal, interest or other payment on this Note (which is governed by Section 8(b)(i)), and such failure continues for thirty (30) days.

9. Payments. All payments to be made to the Holder hereunder shall be made in the lawful money of the United States of America by wire transfer of immediately available funds to an account designated by the Holder in a written notice delivered to the Makers at least 5 Business Days prior to the date of such payment (it being acknowledged and agreed that the Makers may make payments hereunder to the account most recently designated by the Holder in accordance with the foregoing unless the Holder shall designate a different account for payment in accordance with the foregoing at least 5 Business Days prior to the applicable payment). If any payment is due, or any time period for giving notice or taking action expires, on a day other than a Business Day, the payment shall be due and payable on, and the time period shall automatically be extended to, the next Business Day immediately following such date, and interest shall continue to accrue at the required rate hereunder until any such payment is made.

10. OID Legend. THIS NOTE IS ISSUED WITH “ORIGINAL ISSUE DISCOUNT” (WITHIN THE MEANING OF SECTION 1273 OF THE CODE) FOR U.S. FEDERAL INCOME TAX PURPOSES. UPON WRITTEN REQUEST TO THE CHIEF FINANCIAL OFFICER OF THE MAKERS AT 34 SHREWSBURY AVENUE, SUITE B, RED BANK, NJ 07701, ATTENTION: SIREESH APPAJOSYULA (SIREESH@GRAVITASLS.COM). THE MAKERS WILL PROMPTLY MAKE AVAILABLE TO THE HOLDER THE FOLLOWING INFORMATION: THE ISSUE DATE, THE ISSUE PRICE, THE AMOUNT OF ORIGINAL ISSUE DISCOUNT, AND THE YIELD TO MATURITY OF THIS NOTE.

11. Waivers; Remedies. The Makers waive presentment, demand, protest, notice of demand, notice of intent to accelerate, notice of acceleration of maturity, notice of protest, notice of nonpayment, notice of dishonor, and any other notice required to be given under law to the Makers in connection with the delivery, acceptance, performance, default or enforcement of this Note, any endorsement of this Note, or any other documents executed in connection with this Note.

12. Governing Law; Venue. The provisions of Section 7.9 of the Purchase Agreement are incorporated by reference herein, mutatis mutandis, as if a part hereof.

13. Usury Laws. It is the intention of the Makers and the Holder to conform strictly to all applicable usury laws now or hereafter in force, and any interest payable under this Note shall be subject to reduction to the amount not in excess of the maximum legal amount allowed under the applicable usury laws as now or hereafter construed by the courts having jurisdiction over such matters. If the maturity of this Note is accelerated by reason of an election by the Holder resulting from voluntary prepayment by the Makers or otherwise, then earned interest may never include more than the maximum amount permitted by law, computed from the date hereof until payment, and any interest in excess of the maximum amount permitted by law shall be canceled automatically and, if theretofore paid, shall at the option of the Holder either be rebated to the Makers or credited on the principal amount of this Note, or if this Note has been paid, then the excess shall be rebated to the Makers. The aggregate of all interest (whether designated as interest, service charges, points or otherwise) contracted for, chargeable, or receivable under this Note shall under no circumstances exceed the maximum legal rate upon the unpaid principal balance of this Note remaining unpaid from time to time. If such interest does exceed the maximum legal rate, it shall be deemed a mistake and such excess shall be canceled automatically and, if theretofore paid, rebated to the Makers or credited on the principal amount of this Note, or if this Note has been repaid, then such excess shall be rebated to the Makers.

14. Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing to the addresses set forth in and shall be delivered in accordance with the terms and provisions of Section 7.2 of the Purchase Agreement, the provisions of which are incorporated herein, mutatis mutandis, as if a part hereof.

15. Replacement. Upon receipt of evidence reasonably satisfactory to the Makers of the loss, theft, destruction or mutilation of this Note and, in the case of any such loss, theft, destruction or mutilation of this Note, upon receipt of an indemnity reasonably satisfactory to the Makers or, in the case of any such mutilation, upon the surrender and cancellation of this Note, the Makers shall execute and deliver, in lieu thereof, a new Note of like tenor and dated the date of such lost, stolen, destroyed or mutilated Note. Any Note in lieu of which any such new Note has been so executed and delivered by the Makers shall not be deemed to be an outstanding Note.

16. Invalid Provisions. If any provision of this Note is held to be illegal, invalid, or unenforceable under any present or future law, and if the rights or obligations of any party hereto under this Note will not be materially and adversely affected thereby, (a) such provision will be fully severable; (b) this Note will be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part hereof; and (c) the remaining provisions of this Note will remain in full force and effect and will not be affected by the illegal, invalid, or unenforceable provision or by its severance herefrom.

17. Further Assurances. Each of the Maker and the Holder shall execute and deliver any and all relevant documents and instruments as may reasonably be required or desirable to carry out the transactions contemplated by this Note. Notwithstanding the foregoing, this Note shall not be guaranteed by any Person or entity nor shall it be secured by a Lien on any asset.

18. Entire Agreement. This Note, together with the Purchase Agreement, supersedes all prior discussions and agreements between the parties with respect to the subject matter hereof, and contains the sole and entire agreement between the parties hereto with respect to the subject matter hereof. Nothing in this Note, express or implied, will be construed to expand or defeat, impair, or limit the rights, obligations, claims, or remedies of the Makers or the Holder under the Purchase Agreement. If any provision of this Note conflicts with any provision of the Purchase Agreement, then such provision of the Purchase Agreement shall control. Notwithstanding the foregoing, the expense provision in Section 20 of this Note shall govern and control over any contrary provision in the Purchase Agreement.

19. Cumulative Remedies. No right or remedy conferred upon the parties under this Note is intended to be exclusive of any other right or remedy contained herein or in any instrument or document delivered in connection herewith, and every such right or remedy shall be cumulative and shall be in addition to every other such right or remedy contained herein and/or now or hereafter existing at law or in equity or otherwise.

20. Expenses. The Makers shall jointly and severally reimburse the Holder on demand for all reasonable out-of-pocket expenses, costs, and fees (including reasonable fees and expenses of its counsel) incurred by the Holder in connection with the enforcement of the Holder’s rights hereunder.

21. Binding Effect. All of the terms and provisions of this Note shall be binding upon, inure to the benefit of, and be enforceable by the parties and their respective administrators, legal representatives, and permitted assigns, whether so expressed or not.

22. No Presumption. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Note and, therefore, waive the application of any law or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Makers have executed and delivered this Note on the date first set forth above.

GRAVITAS COLLECTIVE CORP.

By:	/s/ Chase LoPriore
Name:	Chase LoPriore
Title:	Authorized Signatory

GRAVITAS LIFE SCIENCES, LLC

By:	/s/ Sireesh Appajosyula
Name:	Sireesh Appajosyula
Title:	Authorized Signatory

ACKNOWLEDGED AND AGREED:

Canton Strategic Holdings, Inc.

By:	/s/ Mark Wendland
Name:	Mark Wendland
Title:	Chief Executive Officer

[Signature Page to Unsecured Promissory Note]